Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Marrone Bio Innovations, Inc. on Form S-8 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 28, 2019, with respect to our audit of the consolidated financial statements of Marrone Bio Innovations, Inc. as of December 31, 2018 and for the year ended December 31, 2018 and our report dated March 28, 2019 with respect to our audit of the effectiveness of internal control over financial reporting of Marrone Bio Innovations, Inc. as of December 31, 2018 appearing in the Annual Report on Form 10-K of Marrone Bio Innovations, Inc. for the year ended December 31, 2018.

Our report on the consolidated financial statements refers to a change in the method of accounting for revenues due to the adoption of Accounting Standard Codification 606, Revenue from Contracts with Customers effective January 1, 2018.

/s/ Marcum LLP

San Francisco, CA

June 7, 2019